UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2007

BJ’s Wholesale Club, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13143	04-3360747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mercer Road, Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 651-7400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2007, the Company entered into Employment Agreements (the “Employment Agreements”) and Change of Control Severance Agreements (the “Change of Control Agreements”) with Herbert J Zarkin, the President and Chief Executive Officer of the Company and Frank D. Forward, the Executive Vice President, Chief Financial Officer of the Company (collectively, the “Executives”).

Pursuant to the Employment Agreements, Messrs. Zarkin and Forward shall receive annual base salaries of $975,000 and $450,000, respectively, which are subject to periodic adjustment at the discretion of the Board of Directors. The Employment Agreements terminate on the date of the Company’s 2010 Annual Meeting of Stockholders. If employment is terminated by the Company without cause, each Executive is entitled to payment of certain cash compensation amounts and, subject to the Executive executing a release of claims and separation agreement, to continuation of certain benefits and base salary after termination at the rate in effect upon termination for a period of 12 months in the case of Mr. Zarkin and 24 months in the case of Mr. Forward. The continuing base salary payments to each of the Executives cease if such Executive becomes employed by certain organizations that compete against the Company. The continuing benefits to each of the Executives are subject to reduction at any time for comparable benefits received by the Executive from other employment. If employment is terminated by the Company without cause, each Executive is also entitled to immediate vesting of any unvested stock incentives under the Company’s stock incentive plans and Mr. Forward is also entitled to receive any amounts he would have been entitled to receive under the Company’s annual incentive compensation plan for the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year).

Pursuant to the Change of Control Agreements, in general, upon the earlier of a Change of Control or a Potential Change of Control (as such terms are defined in the Change of Control Agreements) of the Company, Mr. Forward would be entitled to accelerated lump-sum payments of the Management Incentive Plan (“MIP”) target award prorated for the year in which the change of control occurs. If, during the Standstill Period (which is 24 months after a Change of Control, except that if a Change of Control does not occur within 12 months of the Potential Change of Control, the Standstill Period will end 12 months after the Potential Change of Control), the Company were to terminate the Executive’s employment other than for cause (as defined) or the Executive were to terminate employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the Executive would be entitled to receive an amount equal to three times his base salary and automobile allowance and, for Mr. Forward, his MIP target award. For up to three years following termination, the Company would also be obligated to provide to the Executive specified benefits, including continued medical and life insurance benefits. In addition, upon such termination, any agreement by the Executive not to compete with the Company following termination of the Executive’s employment would cease to be effective. In the event of a Change of Control, the Company may reduce any payments to the Executive to the extent necessary to preserve the tax deductibility of such payments under the Code. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the Executive in seeking enforcement of contractual rights to which the Executive becomes entitled during the Standstill Period.

The description of the above-referenced agreements is qualified in its entirety by reference to the complete text of the documents, copies of which are attached hereto as Exhibits 10. 1 through 10.4.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement executed April 4, 2007 between Herbert J Zarkin and the Company.

10.2	Change of Control Severance Agreement executed April 4, 2007 between Herbert J Zarkin and the Company.

10.3	Employment Agreement executed April 4, 2007 between Frank D. Forward and the Company.

10.4	Change of Control Severance Agreement executed April 4, 2007 between Frank D. Forward and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’s WHOLESALE CLUB, INC.

Date: April 5, 2007

By: /s/ Lon F. Povich

        Lon F. Povich

        Senior Vice President, General Counsel

        and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement executed April 4, 2007 between Herbert J. Zarkin and the Company.

10.2	Change of Control Severance Agreement executed April 4, 2007 between Herbert J. Zarkin and the Company.

10.3	Employment Agreement executed April 4, 2007 between Frank D. Forward and the Company.

10.4	Change of Control Severance Agreement executed April 4, 2007 between Frank D. Forward and the Company.